Exhibit 99.1

John T. Nesser, III Named Chief Operating Officer of J. Ray McDermott

HOUSTON--(BUSINESS WIRE)--McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) announced today that John T. Nesser, III has been elected Executive Vice President and Chief Operating Officer of the Company’s subsidiary, J. Ray McDermott, S.A. (“J. Ray”), effective October 1, 2008. In this newly created role, Nesser will be responsible for the oversight of all of McDermott’s Offshore Oil & Gas Construction segment’s global operations.

Nesser brings to his new role 35 years of experience, predominantly within the offshore oil and gas construction industry. He has served on the Board of Directors of J. Ray McDermott since January 2000 actively engaged in its strategy, operations and management, while simultaneously providing significant contributions to McDermott, including orchestrating the successful resolution of The Babcock & Wilcox Company’s six-year reorganization, all litigation in connection therewith, and actively participating in the resolution of the major operational and legal matters associated with the Company during the last ten years.

“We are indebted to John for his service to McDermott at the Corporate level,” said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. “This move and alignment of the J. Ray organization strengthens its leadership team for the long term and fortifies our succession process.”

“I am pleased to have John bring his extensive knowledge and talents to J. Ray on a full-time, day-to-day basis,” said Bob Deason, President and Chief Executive Officer of J. Ray McDermott, S.A. “John has served on our board since my arrival and I’ve benefited from his insight, expertise and knowledge of the offshore construction industry. In this new role, he will be instrumental in ensuring continued operational excellence throughout our global business.”

Since joining McDermott in October 1998, Nesser has served the Company in roles of increasing responsibility. Most recently, Nesser served as McDermott’s Executive Vice President, Chief Administrative and Legal Officer, responsible for all administrative and legal functions of the Company, including human resources, administration, benefits, risk management, information technology and legal, since January 2007. Prior to his tenure with McDermott, Nesser served as a founding and managing partner of a New Orleans, LA energy-focused law firm founded in 1985.

McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott’s customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 25,000 employees.

CONTACT:
McDermott International, Inc., Houston
Investor Relations & Corporate Communications
Jay Roueche or Robby Bellamy, 281-870-5011
www.mcdermott.com